EXHIBIT 10.1

                            ASSET PURCHASE AGREEMENT

      This ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of March 14, 2005 ("Effective Date"), by and between Gaming & Entertainment Group, Inc. (the "Purchaser"), and Absolute Game, Ltd. (the "Seller"). The Purchaser and the Seller may be referred to herein collectively as the "Parties" and individually as a "Party."

                                    RECITALS

      WHEREAS, Seller is in the business of developing next generation, digital casino and poker games;

      WHEREAS, Purchaser is a provider of advanced server-based gaming systems, downloadable games and online gaming software;

      WHEREAS, Seller desires to sell all of its assets to Purchaser upon the conditions set forth in this Agreement;

      WHEREAS, Purchaser desires to purchase all the assets of Seller upon the terms and subject to the conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the premises and of the respective representations and warranties hereinafter set forth and the respective covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I. PURCHASE AND SALE.

      1.1 Agreement to Purchase and Sell Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller will sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser will purchase from the Seller, all right, title and interest of the Seller in and to all of the assets of the Purchaser as specifically detailed in Exhibit A hereto (collectively, the "Assets").

      1.2 Excluded Assets. The Assets shall specifically not include, and Seller shall not sell to Purchaser, any of the following items (collectively, the "Excluded Assets"):

            (a) All cash on hand or in bank accounts, and any other cash equivalents, including without limitation certificates of deposit, commercial paper, treasury bills, asset or money market accounts, marketable securities and all such similar accounts or investments;

            (b) All amounts due the Seller in connection with any tax refunds, prepaid taxes, or similar payments for periods ending on or prior to the Closing Date;

            (c) The assets used in the development and delivery of the Assets, including all hardware products, as well as publicly available software products;

            (d) The following corporate names, logos and domain names: Absolute Game, Ltd.; Absolute Bet, Ltd.; and First NetPay, Ltd.; and

            (e) Any equipment leased by Absolute Game, Ltd., Absolute Bet, Ltd. or First NetPay, Ltd.


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      1.3 Liabilities.

            (a) Purchaser shall not assume, and shall not be responsible for, any liabilities, debts or obligations of Seller of any kind or nature whatsoever.

      1.4 Total Purchase Price and Method of Payment. The total purchase price (the "Purchase Price") to be paid by Purchaser for the Assets shall consist of cash, common stock and warrants as follows: (i) a cash payment to Seller of One Hundred Fifty Thousand United States Dollars (US$150,000) payable as follows:
(a) US$25,000 at the closing ("Closing"), (b) US$25,000 (the "Initial Payment") on the earlier of (I) complete verification of all of the Assets being purchased hereunder or the thirty-day anniversary of the Closing, (c) US$50,000 on the first anniversary of the Closing, and (d) US$50,000 on the second anniversary of the Closing; provided, however, the US$50,000 payments, to be made on the first and second anniversary of the Closing Date (as defined in Section 1.5 below), will not be made in the event Peter Bengtsson, Chairman and Chief Executive Officer of Seller, unilaterally elects to discontinue providing the consulting services described in the consulting agreement (the "Consulting Agreement"), attached hereto as Exhibit B, prior to such anniversary dates; (ii) 250,000 shares of common stock of Purchaser (the "Shares"); and (iii) a warrant to purchase 500,000 shares of common stock of Purchaser, exercisable at US$0.40 per share for a period of three (3) years (the "Warrant"), in the form provided by Exhibit C hereto. The Initial Payment shall be payable by wire transfer as designated by Seller. In the event that Purchaser elects to terminate the Consulting Agreement prior to the second anniversary of this Agreement, then in such event the Purchaser shall pay the remaining portion of the $150,000 cash portion of the purchase price within thirty (30) days of the date of such termination.

      1.5 Closing. The Closing shall occur on or before March 15, 2005, with the actual day of Closing on or before such date as mutually agreed to by the parties in writing (the "Closing Date"). Unless otherwise agreed, the Closing shall take place at the offices of Purchaser, located at 6757 Spencer St., Las Vegas, Nevada, at the hour of 9:00 a.m., it being mutually understood that Seller will be present telephonically.

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF SELLER.


      2.1 Corporate Status. Seller is a corporation duly organized, validly existing, and in good standing. Seller is duly qualified to do business in each jurisdiction in which the character of and location of its assets or operations makes qualification to do business necessary. Seller has full corporate power to carry on its business as it is now being conducted and as proposed to be conducted and to own and operate its assets. Seller has full corporate power and authority to execute and deliver this Agreement and perform the transactions contemplated hereby.

      2.2 Corporate Actions. All corporate or other actions and proceedings necessary to be taken by or on the part of Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including the obtaining of approval by the directors and shareholders of Seller, have been duly and validly taken, and this Agreement has been duly and validly authorized, executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with and subject to its terms.

      2.3 No Defaults. Neither the execution, delivery or performance by Seller of this Agreement nor the consummation by Seller of the transactions contemplated hereby is an event that, of itself or with the giving of notice or the passage of time or both, will:


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            (a) Violate or conflict with the provisions of constitution or organizational documents of Seller;

            (b) Violate or conflict with or result in any breach of or any default under, result in any termination or modification of, or cause any acceleration of any obligation under, any contract, mortgage, indenture, agreement, lease or other instrument to which Seller is a party or by which it is bound, or by which it may be affected, or result in the creation of any lien or encumbrance upon any of Seller's assets; or

            (c) Violate any judgment, decree, order, statute, rule or regulation applicable to Seller.

      2.4 Breach. Seller is not in violation or breach of any of the terms, conditions or provisions of its constitution or organizational documents, or any indenture, mortgage or deed of trust or other contracts, lease, instrument, court order, judgment, arbitration award, or decree materially affecting the business of Seller, to which Seller is a party or by which it is otherwise bound, where the effect thereof would have a material adverse effect on Seller.

      2.5 Approvals and Consents. No approvals or consents of persons or entities not a party to this Agreement are legally or contractually required to be obtained by Seller in connection with the consummation of the transactions contemplated by this Agreement. To Seller's knowledge, no permit, license, consent, approval or authorization of, or filing with, any governmental regulatory authority or agency is required in connection with the execution, delivery and performance of this Agreement, or the consummation of the transactions contemplated hereby, except where its absence would not have a material adverse effect on the Assets.

      2.6 Title to and Condition of Assets.

            (a) Seller has good, valid and marketable title to all of the Assets, free and clear of all liens, encumbrances and security interests of every kind or character.

            (b) Seller owns or leases all tangible assets necessary for the conduct of its business. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

      2.7 No United States Wagers or Violations of Gaming Laws. The Assets have never been used to accept or process any bets or wagers, or engage in any gaming or gambling activities of any nature whatsoever, in, originating from, or with respect to, the United States and all states and municipalities thereof, or used in violation of any gaming laws or regulations of any country through the world (including the United States) and all governmental municipalities thereof.

      2.8 Intellectual Property.

            (a) All domestic and foreign patents, patent applications, copyrighted works, copyright applications and registrations, trade secrets, inventions, developments, customer lists, manufacturing and secret processes, hardware designs, programming processes, software and other information, and know-how (if any) that are used by, owned by or licensed to Seller and that relate to its business (collectively, the "Intellectual Property") are listed in the Schedule 2.8 which indicates, with respect to each, the nature of Seller's interest therein and the expiration date thereof or the date on which Seller's


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interest therein terminates. Registered copyrights, patents, trademarks and service marks that are owned by or licensed to Seller and that relate to the business of Seller have been duly registered in, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Register of Copyrights or the corresponding offices of other countries identified on such Schedule 2.8, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and each such country.

            (b) Use of the Intellectual Property and any other intellectual property used by Seller in its business does not require the consent of any other person and the same are freely transferable (except as otherwise provided by law) and are owned exclusively by Seller, free and clear of any attachments, liens, encumbrances or adverse claims, and to the best knowledge of Seller, none of its prior activities or products infringe, misappropriate, dilute, impair or constitute unfair competition with respect to any patent, trade name, trademark, copyright or other proprietary rights of others.

            (c) No other person has an interest in or right or license to use, or the right to license others under the Intellectual Property. There are no claims or demands of any other person pertaining thereto and no proceedings have been instituted, are pending or, to the best knowledge of Seller, threatened that challenge the rights of Seller in respect thereof and Seller does not know of any fact that could be the basis of any such claim. Seller is not aware of any infringement of any of the Intellectual Property by others nor is any of the Intellectual property subject to the outstanding order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment. No claim or demand has been made and no proceeding has been filed or, to the best knowledge of Seller, is threatened to be filed charging Seller with infringement of any patent, trade name, trademark, service mark or copyright and Seller does not know of any facts which could be the basis of such claims. There are no royalties, honoraria, fees or other payments payable by Seller to any person with respect to any of the Intellectual Property.

            (d) There are no payments that are required to be made by Seller for the use of its Intellectual Property. Seller is not using or in any way making any unlawful or wrongful use of any confidential information or Intellectual Property of any third party, including without limitation any former employer of any present or past employee of Seller or of any of Seller's predecessors.

      2.9 Compliance With Law and Regulations. Seller is in compliance with all requirements of law, federal, state and local, and all requirements of all governmental bodies or agencies having jurisdiction over it, the operation of its business and the use of the Assets.

      2.10 Employees; Labor Problems. Seller is in compliance with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, equal employment opportunity, nondiscrimination, occupational safety and health, and payment of social security and similar taxes and, to the best knowledge of Seller, has not and is not engaged in any unfair labor practice, has not suffered or sustained any labor disputes resulting in any work stoppage, and no such work stoppage is threatened. There do not currently exist any written or oral contracts for long-term employment, consulting agreements or agreements containing provisions for significant severance or parachute payments. Seller is current in all of its salary obligations to its employees who are employed in connection with the Business, and each of such employees has been provided with an address and telephone number of Seller.

      2.11 Litigation. There are no suits, judgments, arbitrations, administrative charges or other legal proceedings, claims or governmental investigations pending against, or to Seller's knowledge, threatened against Seller which will have a material adverse effect on the Assets after the Closing. There are no lawsuits, legal proceedings or investigations of any


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nature pending or, to Seller's knowledge, threatened against or affecting it which would materially impair Seller's ability to carry out the transactions contemplated by this Agreement.

      2.12 No Broker or Finder. Seller has not employed or used the services of any broker or finder in connection with this transaction and Seller shall hold Purchaser completely free and harmless from the claims of any person claiming to have so acted on behalf of Seller.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF PURCHASER.

      3.1 Corporate Status. Purchaser is a corporation which is duly organized, validly existing, and in good standing. Purchaser is duly qualified to do business in each jurisdiction in which the character of and location of its assets or operations makes qualification to do business as a foreign corporation necessary. Purchaser has full corporate power to carry on its business as it is now being conducted and as proposed to be conducted and to own and operate its assets. Purchaser has full corporate power and authority to execute and deliver this Agreement and perform the transactions contemplated hereby.

      3.2 Corporate Actions. All corporate or other actions and proceedings necessary to be taken by or on the part of Purchaser in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including the obtaining of approval by the directors of Purchaser, have been duly and validly taken, and this Agreement has been duly and validly authorized, executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with and subject to its terms.

      3.3 No Defaults. Neither the execution, delivery or performance by Purchaser of this Agreement nor the consummation by Purchaser of the transactions contemplated hereby is an event that, of itself or with the giving of notice or the passage of time or both, will:

            (a) Violate or conflict with the provisions of the Articles of Incorporation or Bylaws of Purchaser;

            (b) Violate or conflict with or result in any breach of or any default under, result in any termination or modification of, or cause any acceleration of any obligation under, any contract, mortgage, indenture, agreement, lease or other instrument to which Purchaser is a party to by which it is bound, or by which it may be affected, or result in the creation of any lien or encumbrance upon any of Purchaser's assets, except for agreements, indentures and instruments related to the financing of the transactions contemplated by this Agreement; or

            (c) Violate any judgment, decree, order, statute, rule or regulation applicable to Purchaser.

      3.4 Breach. Purchaser is not in violation or breach of any of the terms, conditions or provisions of its Articles of Incorporation, as amended, its Bylaws, as amended, or any indenture, mortgage or deed of trust or other contracts, lease, instrument, court order, judgment, arbitration award, or decree materially affecting the business of the Purchaser, to which Purchaser is a party or by which it is otherwise bound, where the effect thereof would have a material adverse effect on the Purchaser.

      3.5 Approvals and Consents. All approvals and consents of entities not a party to this Agreement, legally and contractually required, have been obtained by Purchaser in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

      3.6 Litigation. There are no lawsuits, judgments, arbitrations, administrative charges or other legal proceedings, claims or governmental


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investigations pending against, or to Purchaser's knowledge, threatened against the Purchaser relating to or affecting the execution, delivery or performance of this Agreement or the ability of Purchaser to perform its obligations under this Agreement.

      3.7 No Broker or Finder. Purchaser has not employed or used the services of any broker or finder in connection with this transaction and shall hold Seller completely free and harmless from the claims of any person claiming to have so acted on behalf of Purchaser.

      3.8 Disclosure. Neither this Agreement nor the Purchaser's public filings pursuant to the Exchange Act of 1934, as amended (the "Act") contain any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE IV. COVENANTS OF SELLER.

      4.1 Representations and Warranties. Seller shall give detailed written notice to Purchaser promptly upon learning of any fact which (i) would render untrue in any material respect any of Seller's representations or warranties contained in this Agreement, or (ii) would cause Seller to fail to comply with its obligations hereunder in any material respect between the Effective Date and the Closing Date.

      4.2 Notice of Proceeding. Seller will promptly notify Purchaser in writing upon:

            (a) Becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereby; or

            (b) Receiving any notice from any governmental department, court, agency or commission of its intention (i) to institute an investigation into, or institute a suit or proceeding to restrain or enjoin, the consummation of this Agreement or such transactions, or (ii) to nullify or render ineffective this Agreement or such transactions if consummated.

      4.3 Consummation of Agreement. Seller shall use its best efforts to fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement, and cause the transactions contemplated by this Agreement to be fully consummated.

      4.4 Confidentiality. Except as and to the extent required by law, Seller will not disclose or use, and will direct its representatives not to disclose or use to the detriment of Purchaser, any Confidential Information (as defined below) furnished, or to be furnished, by Purchaser, or its respective representatives, at any time or in any manner other than in connection with is evaluation of the transaction proposed in this letter. For purposes of this paragraph, "Confidential Information" means any information about Purchaser identified in writing as "Confidential" promptly following its disclosure to Seller, unless (a) such information is already known to Seller or its representatives on a nonconfidential basis or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of Seller or its representatives, (b) the use of such information is required in making any filing or obtaining any consent or approval required for the consummation of the transaction contemplated hereby, or (c) the furnishing or use of such information is compelled by judicial or administrative process or by other requirements of law. Upon the written request of Purchaser, Seller will promptly return to Purchaser or destroy any Confidential Information in its possession and certify in writing to Purchaser that it has done so.

      4.5 Reserved.


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      4.6 Disclosure. Without the prior written consent of Purchaser, Seller will not make, and will direct its representatives not to make, directly or indirectly, any public comment, statement or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of discussions regarding, a possible transaction between Purchaser and Seller, conditions, or other aspects of the transaction proposed in this Agreement.

      4.7 Operations. Seller agrees, through the Closing Date, at Seller's sole cost and expense to (i) maintain all of the Assets in a responsible manner consistent with past practice.

      4.8 Operations Pending Closing. Subsequent to the date of this Agreement and prior to the Closing Date, Seller shall operate in the ordinary course, consistent with past practice.

      4.9 Restrictions. Prior to the Closing Date, and without the prior written consent of Purchaser, Seller shall not:

            (a) Encumber or grant any security interest in any Asset other than in the ordinary course of business.

      4.10 Access to Properties and Information. Purchaser and its representatives shall be afforded full access to all of the assets, properties, books, records, agreements, other documents and employees of Seller relating to the Assets, in all cases during normal business hours and upon reasonable prior notice. Purchaser and its representatives shall have the right to make abstracts from or copies of any such books, records, agreements, and commitments, and Seller shall furnish Purchaser's representatives with such information concerning such affairs and copies of such documents, contracts, agreements and records as Purchaser may reasonably request. All such information provided to Purchaser in written form by Seller to the knowledge of Seller shall be true, complete and correct and shall be deemed represented as such by Seller to Purchaser. Any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the Business.

      4.11 Liens. As applicable, on or prior to the Closing Date, Seller shall have either obtained lien releases for any outstanding liens on the Assets or evidence satisfactory to Purchaser that the debts underlying such liens have been paid in full.

ARTICLE V. COVENANTS OF PURCHASER.

      Purchaser covenants and agrees that from the date hereof until the completion of the Closing:

      5.1 Representations and Warranties. Purchaser shall give detailed written notice to Seller promptly upon learning of any fact which (i) would render untrue in any material respect any of Purchaser's or Seller's representations or warranties contained in this Agreement or its public filings made pursuant to the Act, or (ii) would cause Purchaser to fail to comply with is obligations hereunder in any material respect between the Effective Date and the Closing Date.

      5.2 Notice of Proceeding. Purchaser will promptly notify Seller in writing upon:

            (a) Becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder; or

            (b) Receiving any notice from any governmental department, court, agency or commission of its intention (i) to institute an investigation into, or


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institute a suit or proceeding to restrain or enjoin, the consummation of this
Agreement or such transactions, or (ii) to nullify or render ineffective this Agreement or such transactions if consummated.

      5.3 Consummation of Agreement. Purchaser shall fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement, and cause the transactions contemplated by this Agreement to be fully carried out.

      5.4 Confidentiality. Except as and to the extent required by law, Purchaser will not disclose or use, and will direct its representatives not to disclose or use to the detriment of Seller, any Confidential Information (as defined below) furnished, or to be furnished, by Seller, or its respective representatives, at any time or in any manner other than in connection with its evaluation of the transaction proposed in this letter. For the purposes of this paragraph, "Confidential Information" means any information about Seller identified in writing as "Confidential" promptly following its disclosure to Purchaser, unless (a) such information is already known to Purchaser or its representatives on a nonconfidential basis or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of Purchaser or its representatives, (b) the use of such information is required in making any filing or obtaining any consent or approval required for the consummation of the transaction contemplated hereby, or (c) the furnishing or use of such information is compelled by judicial or administrative process or by other requirements of law. Upon the written request of Seller, Purchaser will promptly return to the Company or destroy any Confidential Information in its possession and certify in writing to Seller that it has done so. Seller acknowledges that Purchaser is a publicly held "reporting" company which is required to file regular reports with the United Stated Securities and Exchange Commission (the "SEC") pursuant the Act.

      5.5 Exclusive Dealing. Except as and to the extent required by law, without the prior written consent of Seller, Purchaser will not, and each will not direct its representatives to make, directly or indirectly, any public comment, statement or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of discussions regarding, a possible transaction between Purchaser and Seller, conditions, or other aspects of the transaction proposed in this Agreement. Following the Closing, Purchaser will be required to file a Current Report on Form 8-K with the SEC describing the transaction described herein. In addition, Purchaser will issue a press release in conjunction therewith for distribution in North America and Europe. Purchaser will obtain the written approval of Seller prior to finalizing either of the foregoing.

      5.6 Consulting Assignment. Purchaser is requiring certain designated employees of Seller to provide consulting services to Purchaser for a period of not less than two (2) years following the Closing Date. The terms of such consulting arrangement are detailed in the Consulting Agreement attached hereto as Exhibit B.

ARTICLE VI. CONDITIONS TO THE OBLIGATIONS OF SELLER.

      The obligations of Seller under this Agreement are, at its option, subject to the fulfillment of the following conditions prior to or on the Closing Date:

      6.1 Representations, Warranties and Covenants.

            (a) Each of the representations and warranties of Purchaser contained in this Agreement shall have been true and correct as of the Effective Date and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent changes are permitted or contemplated pursuant to this Agreement; and


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            (b) Purchaser shall have performed and complied with each and every covenant and agreement required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

      6.2 Officer's Certificate. Purchaser shall have furnished Seller with a certificate, dated the Closing Date and duly executed by a duly authorized executive office of Purchaser, in form and substance satisfactory to the Seller, certifying that the conditions set forth in Sections 7.1(a) and (b) have been satisfied.

      6.3 Deliveries. Purchaser shall have complied with each and every one of its obligations set forth in Section 8.2.

ARTICLE VII. CONDITIONS TO THE OBLIGATIONS OF PURCHASER.

      The obligations of Purchaser under this Agreement are, at its option, subject to the fulfillment of the following conditions prior to or on the Closing Date:

      7.1 Representations, Warranties and Covenants.

            (a) Each of the representations and warranties of Seller contained in this Agreement shall have been true and correct as of the Effective Date and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent changes are permitted or contemplated pursuant to this Agreement; and

            (b) Seller shall have performed and complied with each and every covenant and agreement required by this Agreement to be performed or complied with it prior to or on the Closing Date.

      7.2 Officer's Certificate. Seller shall have furnished Purchaser with a certificate, dated the Closing Date and duly executed by a duly authorized executive officer of Seller to the effect that the conditions set forth in Sections 7.1 (a) and (b) have been satisfied.

      7.3 Deliveries. Seller shall have complied with each and every one of its obligations set forth in Section 8.1.

ARTICLE VIII. ITEMS TO BE DELIVERED AT THE CLOSING.

      8.1 Deliveries by Seller. At the Closing, Seller shall deliver to Purchaser the following:

            (a) Electronic media in the form of CD(s), DVD(s) and/or computer hard drives containing 100% of the Assets;

            (b) Such deeds, bills of sale, certificates of title, endorsements, assignments and other good and sufficient instruments of sale, conveyance and transfer and assignment in form and substance reasonably satisfactory to Purchaser sufficient to sell, convey, transfer and assign to Purchaser all right, title and interest of Seller in and to the Assets;

            (c) Certified copies of resolutions, duly adopted by the Board of Directors and Shareholders of Seller which shall be in full force and effect at the time of the Closing, authorizing the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby;


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            (d) The certificate referred to in Section 6.2; and

            (e) The Consulting Agreement, in the form attached hereto as Exhibit B, duly executed by an authorized representative.

      8.2 Deliveries by Purchaser. At the Closing, Purchaser shall deliver the following:

            (a) The Initial Payment via wire transfer to Seller's bank account at:

                Foreningssparbanken Vaxjo
                P.O. Box 1217 Storgatan 22
                SE-351 12
                Vaxjo Sweden
                Account Name: Peter Bengtsson
                SWIFT SWEDSESS
                Account No. 8169-5 993.022.537-1
                IBAN SE9880000816959930225371

            (b) Certified copies of resolutions, duly adopted by the directors of Purchaser, which shall be in full force and effect at the time of the Closing, authorizing the execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby;

            (c) The certificate referred to in Section 7.2; and

            (d) The Consulting Agreement, in the form attached hereto as Exhibit B, duly executed by an authorized representative.

ARTICLE IX. POST-CLOSING MATTERS.

      9.1 Post-Closing Obligations of Purchaser.

            (a) On the earlier of the (i) the verification of all of the Assets being purchased hereunder (which shall be undertaken by Purchaser on an expedited basis), and (ii) the 30-day anniversary of the Closing Date, Purchaser shall deliver the following:

                  1. A common stock certificate in the amount of 250,000 shares titled as follows: "Peter Bengtsson";

                  2. An executed common stock purchase warrant identical to Exhibit C hereto; and

                  3. The sum of US$25,000 via wire transfer to the bank account listed in Section 8.2(a) above.

      9.2 Post-Closing Obligations of Seller.

            (a) As detailed in the Consulting Agreement, certain designated employees of Seller will be required to provide two (2) years of consulting services to Purchaser.

ARTICLE X. INDEMNIFICATION.

      10.1 Indemnification by Seller. Seller shall indemnify, defend and hold Purchaser harmless from and against any and all liabilities or obligations arising with respect to the Assets up to the Closing. Further, Seller shall indemnify, defend and hold harmless Purchaser from and against any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including reasonable attorney's fees and costs (collectively, "Losses") that Purchaser may incur or suffer, which arise, result from, or relate to: (i) any inaccuracy of Seller's representations and warranties contained in this Agreement or in any agreement, instrument or document entered into pursuant hereto or in connection with the Closing, or (ii) any breach of or failure by Seller to perform any of its covenants or agreements contained in this Agreement or in any agreement, instrument or document pursuant hereto or in connection with the Closing. Seller shall not have any liability under this Section 10.1 unless Purchaser gives written notice to Seller asserting a claim for losses, including reasonably detailed facts and circumstances pertaining thereto, before the expiration of two (2) years from the Closing Date.

      10.2 Indemnification by Purchaser. Purchaser shall indemnify, defend and hold Seller harmless from and against any and all liabilities or obligations arising with respect to the Assets, excepting claims asserted after the Closing Date that relate to actions taken by Seller prior to the Closing Date. Further, Purchaser shall indemnify, defend and hold harmless Seller from and against any and all losses that Seller may incur or suffer, which arise, result from or relate to: (i) any inaccuracy of Purchaser's representations and warranties contained in this Agreement or in any agreement, instrument or document pursuant hereto or in connection with the Closing, or (ii) any breach of or failure by Purchaser to perform any of its covenants or agreements contained in this Agreement or in any agreement, instrument or document pursuant hereto or in connection with the Closing. Purchaser shall not have any liability under this
Section 10.2 unless Seller gives written notice to Purchaser asserting a claim for such losses, including reasonably detailed facts and circumstances pertaining thereto, before the expiration of two (2) years from the Closing Date.

      10.3 Defense of Third Party Actions.

            (a) Promptly after receipt of notice of any written assertion of a claim, or the commencement of any action, suit, or proceeding, by a third party against a party to this Agreement ("Third Party Action"), the party in receipt of such notice who believes that it is entitled to indemnification under this
Article X (the "Indemnified Party") shall give notice to the other party hereto (the "Indemnifying Party") of such action. The failure of the Indemnified Party to give such notice to the Indemnifying Party will not relieve the Indemnifying Party of any liability hereunder unless it was prejudiced thereby, nor will it relieve it of any Liability which it may have other than under this Article X.

            (b) Upon receipt of a notice of a Third Party Action, the Indemnifying Party shall have the right, at its option and at its own expense, to participate in and be present at the defense of such Third Party Action, but not to control the defense, negotiation or settlement thereof, which control shall remain with the Indemnified Party, unless the Indemnifying Party makes the election provided in paragraph (c) below.

            (c) By written notice within 20 days after receipt of a notice of a Third Party Action, an Indemnifying Party may elect to assume control of the defense, negotiation and settlement thereof, with counsel reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying

Party agrees (a) to promptly indemnify the Indemnified Party for its expenses to date, and (b) to hold the Indemnified Party harmless from and against any and all losses caused by or arising out of any settlement of the Third Party Action approved by the Indemnifying Party or any judgment in connection with that Third Party Action. The Indemnifying Party shall not in the defense of the Third Party Action enter into any settlement that does not include as a term thereof the giving by the third party claimant of an unconditional release of the Indemnified Party, or consent to entry of any judgment except with the consent of the Indemnified Party.

            (d) Upon assumption of control of the defense of a Third Party Action under paragraph (iii) above, the Indemnifying Party will not be liable to the Indemnified Party hereunder for any legal or other expenses subsequently incurred in connection with the defense of the Third Party Action, other than reasonable expenses of investigation.

            (e) If the Indemnifying Party does not elect to control the defense of a Third Party Action under paragraph (c), the Indemnifying Party shall promptly reimburse the Indemnified Party for expenses incurred by the Indemnified Party in connection with defense of such Third Party Action, as and when the same shall be incurred by the Indemnified Party.

            (f) Any party who has not assumed control of the defense of any Third Party Action shall have the duty to cooperate with the party that assumed such defense.

      10.4 Miscellaneous.

            (a) Either party hereto shall be entitled to indemnification hereunder unless the matter giving rise to the applicable liability, payment, obligation or expense was clearly disclosed in writing to the Indemnified Party prior to the Closing Date.

            (b) If any Loss is recoverable under more than one provision hereof, the Indemnified Party shall be entitled to assert a claim for such Loss until the expiration of the longest period of time within which to assert a claim for Loss under any of the provisions that are applicable.

            (c) Purchaser shall have the right, but not the obligation, to offset amounts due from Seller under this Article X against the cash payments of US$50,000 due to Seller on the first and second anniversaries of the Closing Date.

ARTICLE XI. MISCELLANEOUS.

      11.1 Termination of Agreement. This Agreement may be terminated at any time on or prior to the Closing Date: (a) by the mutual consent of Seller and Purchaser; (b) by either Purchaser or Seller if the Closing has not occurred on or before March 15, 2005; provided at the time of termination the party desiring to terminate is not then in breach of this Agreement; or (c) by Purchaser at any time prior to March 15, 2005 if Purchaser, prior to such date, determines in its sole discretion that the results of its due diligence investigation of Seller is in any way unsatisfactory. A termination pursuant to this Section 11.1 shall not relieve any Party of any liability it otherwise has for a breach of this Agreement. As a condition to any termination by Purchaser hereunder, all information and materials relating to the Assets and to which Purchaser obtained access during the negotiations leading to, or following, execution of this Agreement, and any other writings containing excerpts of such materials or information, and any or all copes thereof, shall be delivered to Seller.

      11.2 Expenses. Each Party hereto shall bear all of its expenses incurred in connection with the transactions contemplated by this Agreement, including without limitation, accounting and legal fees incurred in connection herewith.

      11.3 Non-Assignable Contracts. Nothing contained in this Agreement shall be construed as an assignment or an attempted assignment of any contract that is by law non-assignable without the consent of the other party or parties thereto, unless such consent shall be given.

      11.4 Further Assurances. From time to time prior to, on and after the Closing Date, each Party hereto will execute all such instruments and take all such actions as any other Party, being advised by counsel, shall reasonably request, without payment of further consideration, in connection with carrying out and effectuating the intent and purpose hereof and all transactions and things contemplated by this Agreement, including without limitation the execution and delivery of any and all confirmatory and other instruments in addition to those to be delivered on the Closing Date, and any and all actions which may reasonably be necessary or desirable to complete the transactions contemplated hereby. The Parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement.

ARTICLE XII. DISPUTE RESOLUTION.

      12.1 Direct Discussion. In the event of any dispute, claim, question, or disagreement arising out of or relating to this Agreement (a "Dispute"), the Parties involved in such Dispute shall use their best efforts to settle such Dispute. To this effect, management of the Parties involved shall consult and negotiate with each other in good faith to attempt to reach a just and equitable solution satisfactory to both parties.

      12.2 Mediation. In the event that the Dispute cannot be settled through direct discussion within a period of thirty (30) days (except as the parties may otherwise agree), the Parties to the Dispute shall endeavor to settle the Dispute in an amicable manner by mediation under the Commercial Mediation Rules of the American Arbitration Association.

      12.3 Arbitration. In the event that the Dispute cannot be settled through mediation under Section 12.2 above, the Dispute shall be submitted to binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and the procedures set forth below. In the event of any inconsistency between the Rules of the American Arbitration Association and the procedures set forth below, the procedures set forth below shall control. Judgment upon the award rendered by the arbitrators may be enforced in any court having jurisdiction thereof.

            (a) Location. The location of the arbitration shall be in Las Vegas, Nevada.

            (b) Selection of Arbitrators. The arbitration shall be conducted by a panel of three neutral arbitrators who are independent and disinterested with respect to the Parties, this Agreement, and the outcome of the arbitration. Each Party shall appoint one neutral arbitrator, and these two arbitrators so selected by the Parties shall then select the third arbitrator. If one Party has given written notice to the other Party as to the identity of the arbitrator appointed by the Party, and the Party thereafter makes a written demand on the other Party to appoint its designated arbitrator within the next thirty days, and the other Party fails to appoint its designated arbitrator within thirty-one days after receiving said written demand, then the arbitrator who has already been designated shall appoint the other two arbitrators.

            (c) Discovery. Unless the Parties mutually agree in writing to some additional and specific pre-hearing discovery, the only pre-hearing discovery shall be (a) reasonably limited production of relevant and non-privileged documents, and (b) the identification of witnesses to be called at the hearing, which identification shall give the witness's name, general qualifications and position, and a brief statement as to the general scope of the testimony to be given by the witness. The arbitrators shall decide any disputes and shall control the process concerning these pre-hearing discovery matters. Pursuant to the Rules of the American Arbitration Association, the parties may request the arbitrator or other person authorized by law to subpoena witnesses and documents for presentation at the hearing.

            (d) Case Management. Prompt resolution of any dispute is important to the Parties; and the Parties hereto agree that the arbitration of any dispute shall be conducted expeditiously. The arbitrators are instructed and directed to assume case management initiative and control over the arbitration process (including scheduling of events, pre-hearing discovery and activities, and the conduct of the hearing), in order to complete the arbitration as expeditiously as is reasonably practical for obtaining a just resolution of the Dispute.

            (e) Legal Representation. Counsel to the Parties in connection with the negotiation of and consummation of the transactions under this Agreement shall be entitled to represent their respective party in any and all proceedings under this Section 12.3 or in any other proceeding. Seller and Purchaser, respectively, waive the right and agree they shall not seek to disqualify any such counsel in any such proceeding for any reason, including but not limited to the fact such counsel or any member thereof may be a witness in any such proceeding or possess or have learned of information of a confidential or financial nature of the party whose interest are adverse to the party represented by such counsel in any such proceeding.

            (f) Remedies. The arbitrators may grant any legal or equitable remedy or relief that the arbitrators deem just and equitable, to the same extent that remedies or relief could be granted by a state or federal court, provided however, that no punitive damages may be awarded. The decision of any two of the three arbitrators appointed shall be binding upon the parties.

            (g) Expenses. The expenses of the arbitration, including the arbitrators' fees, expert witness fees, and attorney's fees, may be awarded to the prevailing party, in the discretion of the arbitrators, or may be apportioned between the parties in any manner deemed appropriate by the arbitrators. Unless and until the arbitrators decide that one Party is to pay for all (or a share) of such expense, both Parties shall share equally in the payment of the arbitrators' fees as and when billed by the arbitrators.

            (h) Confidentiality. Except as set forth below, the Parties shall keep confidential the fact of the arbitration, the dispute being arbitrated, the decision of the arbitrators, and any documents produced by the parties in the course of the arbitration. Notwithstanding the foregoing, the parties may disclose information about the arbitration to persons who have a need to know, such as directors, trustees, management employees, witnesses, experts, investors, attorneys, lenders, insurers, and others who may be directly affected. Once the arbitration award has become final, if the arbitration award is not promptly satisfied, then the prevailing party may, notwithstanding the foregoing, disclose information about the arbitration only to the extent necessary to obtain judicial enforcement of the award.

ARTICLE XIII. GENERAL PROVISIONS.

      13.1 Successors and Assigns. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto, and their respective representative, successors and assigns. No Party hereto may assign any of its rights or delegate any of its duties hereunder without the prior written consent of the other Party, and any such attempted assignment or delegation without such consent shall be void. Seller agrees not to unreasonably withhold its consent to any assignment by Purchaser of its rights hereunder prior to Closing to a corporation or other entity controlled by Purchaser, provided that (a) such assignee will assume all obligations of Purchaser hereunder, without Purchaser being released, and (b) such assignment will not, in Seller's reasonable judgment, delay in any material way or make more doubtful the Closing.

      13.2 Amendments; Waivers. The terms, covenants, representations, warranties and conditions of this Agreement may be changed, amended modified, waived, discharged or terminated only by a written instrument executed by the Party waiving compliance. The failure of any Party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right of such Party at a later date to enforce the same. No waiver by any Party of any condition or the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instance shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

      13.3 Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing (which shall include notice by telex or facsimile transmission) and shall be deemed to have been duly made and received when personally served, or when delivered by Federal Express or a similar overnight courier service, expenses prepaid, or, if sent by telex, graphic scanning or other facsimile communications equipment, delivered by such equipment, addressed as set forth below:

            (a) If to Seller, then to: Peter Bengtsson, Tallhojden Telestad, SE-355 91 Vaxjo, Sweden, Telephone: +46(0) 470 764 455; Fax: +46(0) 470 764 456

            (b) If to Purchaser, then to: Gaming & Entertainment Group, Inc., 6757 Spencer St., Las Vegas, Nevada USA 89119, Attn: Gregory L. Hrncir,
Telephone: +1 702 407 2471 Fax: +1 702 407 2472

Any Party may alter the address to which communications are to be sent by giving notice of such change of address in conformity with the provisions of this
Section 13.3 providing for the giving of notice.

      13.4 Announcements. Neither Party shall make any announcement regarding this Agreement or any of its terms without the prior written consent of the other Party. The Parties acknowledge and agree that Purchaser is a Section 12(g) reporting company under the Act and subject to the disclosure requirements of the Act.

      13.5 Captions. The captions of Articles and Sections of this Agreement are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

      13.6 Governing Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of the State of Nevada, United States of America.

      13.7 Entire Agreement. This Agreement and the other documents delivered hereunder constitute the full and entire understanding and agreement between the Parties with regard to the subject matter hereof, and supersedes all prior agreements, understandings, inducements or conditions, express or implied, oral or written, relating to the subject matter hereof, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of trade inconsistent with any of the terms hereof.

      13.8 Execution; Counterparts. This Agreement may be executed in any number of counterparts, each of that shall be deemed to be an original as against any

Party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the Parties reflected hereon as the signatories.

      IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their authorized signatories as of the date first written above.

SELLER:

ABSOLUTE GAME, LTD.,


By: /s/ Peter Bengtsson
    ----------------------------------
        Peter Bengtsson


PURCHASER:

GAMING & ENTERTAINMENT GROUP, INC.,
A Utah corporation

By: /s/ Tibor N. Vertes
   -----------------------------------------
        Tibor N. Vertes
        Chief Executive Officer

                                    EXHIBIT A

                                 LIST OF ASSETS

                                 LIST OF ASSETS


I. GAME DATA

      A. DEFINITION.

      All available images, components, renderings, casinos, scenes, chips, buttons, reel strips, tables, cards, sounds, music, animations, 2D & 3D models, alternate forms of play (e.g., Head to Head, Tournaments, etc.) created since the inception of Seller, or in process as of February 28, 2005.

      B. GAMES AND EXISTING 3D MODELS AS WELL AS RENDERED IMAGES.

      When used below, the following characters have the following meanings:

            1. + means that additional images exist in order to show the actual game outcome, step by step. The number 1 (one) equals that the final image to be implemented into a gaming client exists. The number 5 (five) equals that different camera angels exists.

            2. - means that the same is valid as previously stated.

      C. GAMES.

                  1. TABLE GAMES.

GAME                       MODELS           IMAGES            FORMATS  PRODUCT
-----------------------------------------------------------------------------------------------
Black Jack                 5                5+                .max .psd .jpg    3D Studio Max &
                                                                                Adobe Photoshop
Black Jack S7's 5          5+               -                 -
European Roulette          1                1+                -                      -
French Roulette 1          1+               -                 -
American Roulette          1                1+                -                      -
Baccarat                   5                5+                -                      -
Caribbean Poker            5                5+                -                      -
Pai Gow Poker 5            5+               -                 -
Craps                      1                1+                -                      -
Casino War                 5                5+                -                      -
Sic Bo                     1                1+                -                      -
Let 'em Ride               5                5+                -                      -
Red Dog Poker 5            5+               -                 -
Triple Card Poker          5                5+                -                      -

                  2. SLOT MACHINES.

GAME                       MODELS           IMAGES            FORMATS           PRODUCT
---------------------------------------------------------------------------------------
777                        1                3+                -                 -
Lucky Fives                1                3+                -                 -
Wild Banana                1                3+                -                 -
Diamonds Forever           1                3+                -                 -
Surfin' for Cash           1                3+                -                 -
Go For Gold                1                3+                -                 -
Big Bucks                  1                3+                -                 -
Rock `n' Reel              1                3+                -                 -
Double Decker              1                3+                -                 -
Lucky Ducks                1                3+                -                 -
Fast 5X Cash               1                3+                -                 -
Spin Bonus                 1                3+                -                 -
Jackpot Million            1                3+                -                 -
Hot Amigos                 1                3+                -                 -
Pirates Poker              2                4+                -                 -
Jackpot Sevens             1                3+                -                 -
Wheel of Dreams            32               32+               -                 -
Slottery                   24               24+               -                 -
Pole Position              18               18+               -                 -
GP 500                     12               12+               -                 -


                  3. VIDEO POKER.

GAME                       MODELS           IMAGES            FORMATS           PRODUCT
-----------------------------------------------------------------------------------------------
Jacks or Better            1                3+                .max .psd .jpg    3D Studio Max &
                                                                                Adobe Photoshop
Joker Poker                1                3+                -                 -
Deuces Wild                1                3+                -                 -
Bonus Poker                1                3+                -                 -
Multi Deck Poker           1                3+                -                 -

In general all of the above models and images can be multiplied by 4 (four) given that all images have been rendered in the form of four (4) brands (i.e., London Casino Club, Regency Casino Resort, Vegas Jackpot and Red Dragon Palace).

The exceptions are Wheel of Dreams, Slottery, Pole Position and GP 500 that have only been built as "the game". In addition, full screen slots only exist as "the game" and are the same independently of brands.

Finalized images work has been performed for 14 table games, 15 slot machines and 5 video pokers per definition finished per brand.

Each brand mentioned exists with two main scenes, Casino Lounge and Poker Lounge and a full menu system along with images for player settings, etc.

All slot machines are fully produced with REEL STRIPS, PAY TABLES, ETC.

All games are fully produced with BUTTONS, CHIPS and CARDS. Backside of cards is different per casino brand, chip colors are the same per casino brand and follows standard colors utilized in brick and mortar casinos (e.g., black equals $100, purple equals $500, etc.).

                  4.       POKER.

GAME                       MODELS           IMAGES            FORMATS           PRODUCT
-----------------------------------------------------------------------------------------------
Texas Hold `em             3                6+                .max .psd .jpg    3D Studio Max &
                                                                                Adobe Photoshop
Omaha High                 3                6+                -                 -
Omaha 8/B                  3                6+                -                 -
Seven Card Stud            3                6+                -                 -
Seven Card
Stud 8/B                   3                6+                -                 -

All poker images have been produced for each of the four (4) brands, the brand 52poker. 52Poker buttons and actual movement pattern per end users GUI (Graphical User Interface) has been finalized. Design includes three types of tables (i.e., Standard, Turbo and Head Up). Single table tournament has been designed, but the image design for multi-table tournaments has not been finalized.

                  5. OTHER GAMES

GAME                       MODELS           IMAGES           FORMATS            PRODUCT
-----------------------------------------------------------------------------------------------
Horse Racing               5                7+               .max .psd .jpg     3D Studio Max &
                                                                                Adobe Photoshop
Shooting Star/SC*          N/A              2+               -                  -
Break the Safe /SC*        N/A              2+               -                  -
Triple Poker /SC*          N/A              2+               -                  -

N/A = Not Applicable
*SC = Scratch Ticket

                  D. SOUNDS.

GAME                       NO. SOUNDS                         FORMATS
---------------------------------------------------------------------------------------
777                        9                                  wav, 44k, 16bit, dithered
Lucky Fives                6                                  wav, 44k, 16bit, dithered
Wild Banana                8                                  -                       -
Diamonds Forever           9                                  -                       -
Surfin' for Cash           7                                  -                       -
Go For Gold                6                                  -                       -
Big Bucks                  11                                 -                       -
Rock `n' Reel              7                                  -                       -
Double Decker              9                                  -                       -
Lucky Ducks                8                                  -                       -
Fast 5X Cash               7                                  -                       -
Spin Bonus                 10                                 -                       -
Jackpot Million            8                                  -                       -
Hot Amigos                 10                                 -                       -
Pirates Poker              10                                 -                       -
Jackpot Sevens             7                                  -                       -
Wheel of Dreams            18                                 -                       -
Slottery                   22                                 -                       -
Pole Position              N/A
GP 500                     N/A

A total of seven (7) common sounds have been produced in regards to existing slot machines, buttons etc.

No additional sounds exist other than those listed for 18 slot machines above. Chips sound, dealer voice, card flips, etc. have not been produced but material to produce specifications does exist.

For the 18 slot machines mentioned with sound, full sound implementation specifications exist (i.e., what sound is to be played at what win event).

ALL GAMES are provided with a game specification in which mathematics along with house edge/pay off. The exceptions are Pole Position and GP 500, neither of which has been finalized/verified per mathematic outcome.

                  E. BRANDS

                  1.       LONDON CASINO CLUB WWW.LONDONCASINOCLUB.COM.CO.UK
                           ------------------------------
                           2 scenes
                  2.       REGENCY CASINO RESORT
                           WWW.REGENCYCASINORESORT.COM
                           ---------------------------
                           2 scenes
                  3.       VEGAS JACKPOT
                           WWW.VEGASJACKPOT.COM
                           --------------------
                           2 scenes
                  4.       RED DRAGON PALACE
                             WWW.REDDRAGONPALACE.COM
                           -----------------------
                           2 scenes

                  5.       52POKER
                           WWW.52POKER.COM
                           ---------------
                           1 scene
                  6.       REGENTPOKER
                           WWW.REGENTPOKER.COM
                           -------------------
                           1 scene
                  7.       PROBETPOKER
                           WWW.PROBETPOKER.COM
                           -------------------
                           No scenes

II. MATH DATA

      A. DEFINITION.

      Includes all game mathematical calculations available, including PAR Sheets, specifications, and any validations or certifications whether completed or in process as of the Closing Date. In accordance with the details provided below, includes unique details that may apply to alternate modes of play (e.g., Head to Head/Tournaments, etc.)

      Note: All games per specification ensure and verifies per the following game house edge and or pay off.

      B. GAME INFORMATION.

                  1. TABLE GAMES.

GAME                       HOUSE EDGE             PAY OFF     NOTE
-------------------------------------------------------------------------------------
Black Jack                 0.46% US Peek
Black Jack                 0.55% London Deal
Black Jack S7's            0.55% London Deal                  S7 bet is 11.40%
European Roulette          2.70%
French Roulette            1.35%                              La Partage rule
American Roulette          5.26%
Baccarat                   1.30%                              P 1.24% B 1.06% T 14.3%
Caribbean Poker            5.22%                              Progressive 45%
Pai Gow Poker              2.84%                              5% House Rake
Craps                      2.00%
Casino War                 2.88%
Sic Bo                     2.78%
Let 'em Ride               3.50%
Red Dog Poker              2.75%                              8 deck shoe
Triple Card Poker          3.24%

Note: Detailed odds per individual bet are available per real game figures from brick and mortar.

                  2. SLOT MACHINES

GAME                       HOUSE EDGE       PAY OFF           NOTE
----------------------------------------------------------------------------
777                                         95.60%
Lucky Fives                                 95.51%
Wild Banana                                 93.71%
Diamonds Forever                            95.94%
Surfin' for Cash                            93.20%            Progressive
Go For Gold                                 93.94%
Big Bucks                                   93.96%
Rock `n' Reel                               90.70%
Double Decker                               95.94%
Lucky Ducks                                 96.71%            2X Progressive
Fast 5X Cash                                96.22%            Progressive
Spin Bonus                                  94.27%
Jackpot Million                             95.48%            Progressive
Hot Amigos                                  96.08%
Pirates Poker                               97.00%
Jackpot Sevens                              96.72%            Progressive
Wheel of Dreams                             94.50%
Slottery                                    94.50%
Pole Position                               92-96%            Progressive
GP 500                                      92-96%            Progressive

Note: The construction of a slot machine floor will include/require more information than stated above (e.g., hit ratio, etc.).

Every aspect is encountered for and slot machine construction is per value of x reels times x positions per reel and times x lines. Each machine has its foundation/equal in machines already approved by the gaming commission of Nevada.

                  3. VIDEO POKER.
--------------------------------------------------------------------------------

GAME                       HOUSE EDGE       PAY OFF           NOTE

Jacks or Better                             99.54%
Joker Poker                                 98.44%
Deuces Wild                                 98.91%
Bonus Poker                                 98.01%
Multi Deck Poker                            As above, all 4 VP's in one machine.

                  4.       POKER.

GAME                       HOUSE EDGE       PAY OFF           NOTE
---------------------------------------------------------------------------------
Texas Hold `em             Standard detailed list of hand outcomes to be provided
Omaha High                          -
Omaha 8/B                           -
Seven Card Stud                     -
Seven Card Stud 8/B        -

Note: Poker odds are as follows:

Poker odds are agreed upon convention to be stated as pot odds as well as odds in getting a particular hand. Pre-flop and post-flop odds, as well as river odds, provides that one usually gives odds in getting a hand outcome and apply directly to a 5-Card stud game. There are of course variations in Texas Hold `em and Seven Card Stud since players have several cards to compile the best five
(5) card hand. However, the house edge is agreed upon as valid in all forms of poker.

                  5. OTHER GAMES.

GAME                       HOUSE EDGE       PAY OFF           NOTE
--------------------------------------------------------------------------------------------------
Horse Racing               94%
Shooting Star              50.21%                             Number of tickets affects House Edge
Break the Safe             39.33%                             -
Triple Poker               30%                                -

III. OTHER ASSETS.

      A. All (i) trademarks, tradenames, logos and any derivations thereof relating to the Assets, (ii) Internet domain names set forth in this Exhibit A, but excluding the domains (as well as the names and logos associated with each) www.absolutegame.com, www.absolutebet.com, and www.firstnetpay.com, but including all of the graphics and website data associated with the Assets at www.absolutegame.com, and the content thereof, (iii) copyrights, patents, trade secrets and all other intellectual property of the Seller specifically relating to the Assets, including all registrations, applications for the same, owned or used in connection with the Assets or the business, (iv) sales promotion materials relating to the Assets, (v) all methods of operation and manuals relating to the Assets, and (vi) employee lists of all persons who immediately prior to the Closing Date were employees of the Seller.

      B. The master disk of source codes for internally developed software, and other proprietary computer and computer programming information relating to, and used in connection with the development of, the Assets.

                                    EXHIBIT B

                              CONSULTING AGREEMENT

                                    EXHIBIT C

                          COMMON STOCK PURCHASE WARRANT


                                       26